Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT AGREES TO SELL DELL-RELATED CANADIAN
AND EUROPEAN ASSETS AND FUNCTIONS TO DELL

CIT Formalizes Its Long-term Financing Relationship with
Dell In Latin America and Will Continue to Provide Financing
Programs With Dell In Other Select Countries

     NEW YORK – April [xx], 2011– CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, and Dell Inc. (NASDAQ: DELL) today announced that Dell intends to acquire Dell Financial Services (DFS) Canada Ltd. In a separate transaction, Dell also intends to buy CIT’s Dell-related assets and sales and servicing functions in Europe. Terms of the transactions were not disclosed and are subject to customary closing conditions.

     In addition, CIT recently signed agreements with Dell to formalize its existing agreements in Latin America. CIT will also continue to provide financing programs with Dell in select countries around the world. These programs remain in place and are not impacted by today’s announcement. CIT Vendor Finance will continue to maintain a presence in Canada and Europe while serving its vendor partners in these regions.

     “We are pleased to support Dell as it grows its captive finance strategy to Europe and Canada,” said Ron Arrington, global president, CIT Vendor Finance. “We are proud that Dell has recognized the value that CIT Vendor Finance creates for its partners by taking this program, built over more than a decade, to the next level. We look forward to our continued strong relationship with Dell in other countries around the world, as well as to the growth opportunities for CIT Vendor Finance globally.”

     Don Berman, President of Dell Financial Services, said, “Dell Financial Services has grown by contributing to the success of its customers directly and through our valued relationship with CIT, which remains strong. We're able to offer customers end-to-end technology solutions and full financing capabilities to support them. Dell has a long-term strategic vision to expand our global captive financing footprint over time into regions where it makes sense. These acquisitions should help us achieve this vision.”

     The Canadian transaction is anticipated to close by mid-2011. The European transaction is subject to additional regulatory requirements and is planned to close in 2012. CIT will continue to support Dell in these regions during the transition.

     DFS was formed in 1997 by CIT and Dell to serve as a full-service financial services provider to offer a broad range of customer financing solutions for Dell customers.

     Additional information about this announcement will be available in a Form 8-K that will be filed with the Securities and Exchange Commission. This, and other filings, can be found on CIT’s Web site, www.cit.com, in the Investor Relations section.

About CIT Vendor Finance

CIT Vendor Finance is a global leader in providing financing programs for manufacturers, distributors, product resellers and other intermediaries that enable their customers to acquire products now and finance payments over time. CIT maintains relationships with leading companies primarily in the information technology, telecommunications and office equipment industries while providing equipment leasing and financing to small and middle market businesses across all industries. www.cit.com/vendorfinance

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in finance and leasing assets. It provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. www.cit.com

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Vice President
Director of External and Internal
Communications & Media Relations
(973) 740-5390
Curt.Ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
Ken.Brause@cit.com